EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kuryla, RCN Investor Relations, 609-720-5863 Jim Downing, RCN Investor Relations, 609-734-3718

RCN CORPORATION EXTENDS TENDER OFFER

PRINCETON, NJ — August 08, 2003 — RCN Corporation (Nasdaq: RCNC) announced today that it is extending its tender offer (the “Offer”) for up to between approximately $250,000,000 and $290,000,000 aggregate principal amount of its outstanding Senior Notes (the “Notes”) without distinguishing between the issues, from 11:59 p.m., New York City time on August 7, 2003 to 5:00 p.m., New York City time, on August 15, 2003. As of 5:00 p.m. August 7, 2003, the principal amount of Notes tendered was approximately $40.7 million.

RCN indicated that it has no intention of increasing the consideration payable for Notes under the Offer and is extending to afford holders of Notes more time to make a decision to as to whether or not they wish to participate in the Offer. The Offer will remain subject to the terms and conditions of the Offer as set forth in the Offer to Purchase dated July 11, 2003, where RCN commenced a “Modified Dutch Auction” to purchase for cash its Notes at a price designated by the holders of the Notes that will not be less than $320 nor more than $370 per $1000 face amount, plus accrued and unpaid interest. This press release is not an offer to purchase, or a solicitation of an offer to sell any notes. The Offer may only be made pursuant to the terms of the Offer to Purchase and the Letter of Transmittal.

Merrill Lynch & Co., Morgan Stanley and Greenhill & Co., LLC are the dealer managers, HSBC Bank USA is the depositary and Mellon Investor Services LLC is the Information Agent in connection with the tender offer.

About RCN Corporation

RCN Corporation (Nasdaq: RCNC) is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington, D.C. metropolitan markets.

RCN Forward-Looking Statements
Some of the statements made by RCN in these statements are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company’s services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN’s ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and ability to produce sufficient cash flow. Additional information concerning these and other important factors can be found in RCN’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.